Exhibit 21

                              LIST OF SUBSIDIARIES

The following is a list of all subsidiaries of Trustmark as of December 31, 2003, and the jurisdiction in which each was organized. Each subsidiary does business under its own name.

Name                                       Jurisdiction Where Organized
---------------------------------------    ----------------------------
Trustmark National Bank                              Mississippi
F. S. Corporation                                    Mississippi
First Building Corporation                           Mississippi
Somerville Bank & Trust Company                      Tennessee
Trustmark Securities, Inc. (1)                       Mississippi
The Bottrell Insurance Agency, Inc. (1)              Mississippi
Trustmark Investment Advisors, Inc. (1)              Mississippi

    (1) Subsidiary of Trustmark National Bank.